Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER dated November 4, 2005 (the “Agreement”) is entered into by and between Adept Technology, Inc., a Delaware corporation (“Adept-Delaware”), and Adept Technology, Inc., a California corporation (“Adept-California”). Adept-Delaware and Adept-California are sometimes referred to herein as the “Constituent Corporations.”

RECITALS

A. Adept-Delaware is a corporation duly organized and existing under the laws of the State of Delaware and has an authorized capital of 20,000,000 shares, $0.001 par value, of which 19,000,000 shares are designated “Common Stock,” and 1,000,000 shares are designated “Preferred Stock.” All of the outstanding shares of Common stock of Adept-Delaware are held by Adept-California. The shares of Preferred Stock of Adept-Delaware are unissued and are undesignated as to series, rights, preferences, privileges or restrictions.

B. Adept-California is a corporation duly organized and existing under the laws of the State of California and has an authorized capital of 15,000,000 shares, no par value, of which 14,000,000 shares are designated “Common Stock,” and 1,000,000 shares are designated “Preferred Stock.” The shares of Preferred Stock of Adept-California are unissued and are undesignated as to series, rights, preferences, privileges or restrictions.

C. The Board of Directors of Adept-California has determined that, for the purpose of effecting the reincorporation of Adept-California in the State of Delaware, it is advisable and in the best interests of Adept-California and its shareholders that Adept-California merge with and into Adept-Delaware upon the terms and conditions herein provided.

D. The Board of Directors of Adept-California has adopted resolutions approving this Merger Agreement and the transactions contemplated hereby. A majority of the shareholders of Adept-California have approved this Merger Agreement and the transactions contemplated hereby.

E. The Board of Directors of Adept-Delaware has adopted resolutions approving this Merger Agreement and the transactions contemplated hereby. The sole shareholder of Adept-Delaware has approved this Merger Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Adept-Delaware and Adept-California hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

AGREEMENT

1.	MERGER

1.1 Merger. In accordance with the provisions of this Agreement, the Delaware General Corporation Law (the “DGCL”) and the California General Corporation Law (the “CGCL”), Adept-California shall be merged with and into Adept-Delaware (the “Merger”); the separate existence of Adept-California shall cease and Adept-Delaware shall survive the Merger and shall continue to be governed by the laws of the State of Delaware; Adept-Delaware shall be, and is herein sometimes referred to as, the “Surviving Corporation;” and the name of the Surviving Corporation shall be Adept Technology, Inc.

1.2 Filing and Effectiveness. The Merger shall become effective when the following actions have been completed:

(a) An executed Certificate of Merger or an executed counterpart of this Agreement meeting the requirements of the DGCL shall have been filed with the Secretary of State of the State of Delaware; and

(b) An executed Certificate of Merger or an executed counterpart of this Agreement meeting the requirements of the CGCL shall have been filed with the Secretary of State of the State of California.

The date and time when the Merger shall become effective is herein referred to as the “Effective Date”.

1.3 Effect of the Merger. Upon the Effective Date of the Merger, the separate existence of Adept-California shall cease and Adept-Delaware, as the Surviving Corporation, (i) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Date of the Merger, (ii) shall be subject to all actions previously taken by its and Adept-California’s Boards of Directors, (iii) shall succeed, without other transfer, to all of the assets, rights, powers and property of Adept-California in the manner as more fully set forth in Section 259 of the Delaware General Corporation Law, (iv) shall continue to be subject to all of its debts, liabilities and obligations as constituted immediately prior to the Effective Date of the Merger, and (v) shall succeed, without other transfer, to all of the debts, liabilities and obligations of Adept-California in the same manner as if Adept-Delaware had itself incurred them, all as more fully provided under the applicable provisions of the DGCL and the CGCL.

2.	CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1 Certificate of Incorporation. The Certificate of Incorporation of Adept-Delaware as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.2 Bylaws. The Bylaws of Adept-Delaware as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.3 Directors and Officers. The directors and officers of Adept-California immediately prior to the Effective Date of the Merger shall be the directors and officers of the Surviving Corporation until their respective successors shall have been duly elected and qualified or until such date as is otherwise provided by law, or by the Certificate of Incorporation and Bylaws of the Surviving Corporation.

3.	MANNER OF CONVERSION OF STOCK

3.1 Adept-California Common Stock. Upon the Effective Date of the Merger, each share of Adept-California Common Stock, no par value, issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be changed and converted into and exchanged for one fully paid and nonassessable share of Common Stock, $0.001 par value, of the Surviving Corporation.

3.2 Adept-California Options, Convertible Securities and Stock Purchase Rights. Upon the Effective Date of the Merger, the Surviving Corporation shall assume and continue the equity incentive plans and the options granted pursuant to thereto (including without limitation, the 2005 Equity Incentive Plan, 2004 Director Option Plan, 2003 Stock Option Plan, 2001 Stock Option Plan, 1998 Employee Stock Purchase Plan, and options granted pursuant to the 1995 Director Option Plan and 1993 Stock Plan) and all other employee benefit plans of Adept-California. Each outstanding and unexercised option or other right to purchase or security convertible into Adept-California Common Stock including, without limitation, the warrants to purchase Adept Common Stock, and convertible notes, shall become an option or right to purchase or a security convertible into the Surviving Corporation’s Common Stock on the basis of one share of the Surviving Corporation’s Common Stock for each share of Adept-California Common Stock issuable pursuant to any such option, stock purchase right or convertible security, on the same terms and conditions and at an exercise price per share equal to the exercise price applicable to any such Adept-California option, stock purchase right or convertible security at the Effective Date of the Merger. There are no options, purchase rights for or securities convertible into Preferred Stock of Adept-California. A number of shares of the Surviving Corporation’s Common Stock shall be reserved for issuance upon the exercise of options, stock purchase rights or convertible securities equal to the number of shares of Adept-California Common Stock so reserved immediately prior to the Effective Date of the Merger.

3.3 Adept-Delaware Common Stock. Upon the Effective Date of the Merger, each share of Common Stock, $0.001 par value, of Adept-Delaware issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by Adept-Delaware, the holder of such shares or any other person, be canceled and returned to the status of authorized but unissued shares.

3.4 Exchange of Certificates. After the Effective Date of the Merger, each holder of an outstanding certificate representing shares of Adept-California Common Stock may, at such stockholder’s option, surrender the same for cancellation to Mellon Investor Services LLC as exchange agent (the “Exchange Agent”), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of the Surviving Corporation’s Common Stock into which such holders’ shares of Adept-California Common

Stock were converted as herein provided. Unless and until so surrendered, each outstanding certificate theretofore representing shares of Adept-California Common Stock shall be deemed for all purposes to represent the number of whole shares of the Surviving Corporation’s Common Stock into which such shares of Adept-California Common Stock were converted in the Merger.

The registered owner on the books and records of the Surviving Corporation or the Exchange Agent of any shares of stock represented by such outstanding certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of Common Stock of the Surviving Corporation represented by such outstanding certificate as provided above. Each certificate representing Common Stock of the Surviving Corporation so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of Adept-California so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws.

If any certificate for shares of Adept-Delaware stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to Adept-Delaware or the Exchange Agent any transfer or other taxes payable by reason of issuance of such new certificate in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of Adept-Delaware that such tax has been paid or is not payable.

4.	GENERAL

4.1 Covenants of Adept-Delaware. Adept-Delaware covenants and agrees that it will, on or before the Effective Date of the Merger:

(a) Qualify to do business as a foreign corporation in the State of California and in connection therewith irrevocably appoint an agent for service of process as required under the provisions of Section 2105 of the CGCL;

(b) File any and all documents with the California Franchise Tax Board necessary for the assumption by Adept-Delaware of all of the franchise tax liabilities of Adept-California; and

(c) Take such other actions as may be required by the California General Corporation Law.

4.2 Further Assurances. From time to time, as and when required by Adept-Delaware or by its successors or assigns, there shall be executed and delivered on behalf of Adept-California such deeds and other instruments, and there shall be taken or caused to be taken by Adept-Delaware and Adept-California such further and other actions, as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by Adept-Delaware the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Adept-California and otherwise to carry out the purposes of this Agreement, and the officers and directors of Adept-Delaware are fully authorized in the name and on behalf of Adept-California or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

4.3 Abandonment. At any time before the filing of this Agreement with the Secretary of State of the State of Delaware, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either Adept-California or Adept-Delaware, or both, notwithstanding the approval of this Agreement by the shareholders of Adept-California or by the sole stockholder of Adept-Delaware, or by both.

4.4 Amendment. The Boards of Directors of the Constituent Corporations may amend this Agreement at any time prior to the filing of this Agreement (or certificate in lieu thereof) with the Secretaries of State of the States of California and Delaware, provided that an amendment made subsequent to the adoption of this Agreement by the shareholders of either Constituent Corporation shall not: (1) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation, (2) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (3) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class of shares or series thereof of such Constituent Corporation.

4.5 Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware and, so far as applicable, the merger provisions of the California General Corporation Law.

4.6 Counterparts. In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement, having first been approved by resolutions of the Boards of Directors of Adept-Delaware and Adept-California, is hereby executed on behalf of each of such two corporations and attested by their respective officers thereunto duly authorized.

ADEPT TECHNOLOGY, INC., a Delaware corporation

By:	/s/ Robert H. Bucher
	Name:	Robert H. Bucher
	Title:	Chief Executive Officer

ATTEST:

/s/ Robert R. Strickland
Name:	Robert R. Strickland
Title:	Chief Financial Officer

ADEPT TECHNOLOGY, INC., a California corporation

By:	/s/ Robert H. Bucher
	Name:	Robert H. Bucher
	Title:	Chief Executive Officer

ATTEST:

/s/ Robert R. Strickland
Name:	Robert R. Strickland
Title:	Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]